Exhibit 10.7

            UNITED STATES ENVIRONMENTAL PROTECTION AGENCY AND UNITED
          STATES DEPARTMENT OF JUSTICE CERCLA SECTION 122(h)(1) CASHOUT
                      AGREEMENT FOR ABILITY TO PAY PARTIES


                             SOLITRON DEVICES, INC.
                      ABILITY TO PAY MULTI-SITE SETTLEMENT


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                   CERCLA SECTION 122(h)(1) CASHOUT AGREEMENT
                      FOR ABILITY TO PAY PERIPHERAL PARTIES

                                TABLE OF CONTENTS

                                                                            Page


I.     JURISDICTION............................................................1

II.    BACKGROUND..............................................................1

III.   PARTIES BOUND...........................................................2

IV.    STATEMENT OF PURPOSE....................................................2

V.     DEFINITIONS.............................................................2

VI.    PAYMENT OF RESPONSE COSTS...............................................3

VII.   FAILURE TO COMPLY WITH AGREEMENT........................................5

VIII.  COVENANT NOT TO SUE BY EPA..............................................6

IX.    RESERVATIONS OF RIGHTS BY EPA...........................................6

X.     COVENANT NOT TO SUE BY SETTLING PARTY...................................7

XI.    EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION............................8

XII.   ACCESS TO INFORMATION...................................................8

XIII.  RETENTION OF RECORDS....................................................9

XIV.   CERTIFICATION..........................................................10

XV.    NOTICES AND SUBMISSIONS................................................10

XVI.   INTEGRATION/APPENDICES.................................................11

XVII.  PUBLIC COMMENT.........................................................11

XVIII. EFFECTIVE DATE.........................................................11


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                   CERCLA SECTION 122(h)(1) CASHOUT AGREEMENT
                           FOR ABILITY TO PAY PARTIES

IN THE MATTER OF:                            )    AGREEMENT
                                             )
THE SOLITRON DEVICES, INC.                   )
ABILITY TO PAY                               )    U.S. EPA Region 4
MULTI-SITE SETTLEMENT                        )    CERCLA Docket No.-------------

                                             )
Solitron Devices, Inc.                       )    PROCEEDING UNDER SECTION
SETTLING PARTY                               )    122(h)(1) OF CERCLA
                                             )    42 U.S.C. ss. 9622(h)(1)
---------------------------------------------

                                                                 I. JURISDICTION

      1. This Agreement is entered into pursuant to the authority vested in the Administrator of the U.S. Environmental Protection Agency ("EPA") by Section 122(h)(1) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. ss. 9622(h)(1), which authority has been delegated to the Regional Administrators of the EPA by EPA Delegation No. 14-14-D and redelegated through the Director, Waste Management Division to the Chief, CERCLA Program Services Branch by EPA Delegation No. 14-14-D. This Agreement is also entered into pursuant to the authority of the Attorney General of the United States to compromise and settle claims of the United States.

      2. This Agreement is made and entered into by EPA and Solitron Devices, Inc. ("Settling Party"). Settling Party consents to and will not contest the authority of the United States to enter into this Agreement or to implement or enforce its terms.

                                                                  II. BACKGROUND

      3. This Agreement concerns the following sites which will be collectively known as "the Sites": Solitron Devices Superfund Site located in Riviera Beach, Florida; Solitron Microwave Superfund Site, located in Port Salerno, Florida; Petroleum Products Corporation Superfund Site located in Pembroke Park, Florida; City Industries, Inc. Superfund Site located in Orlando, Florida; and Casmalia Resources Superfund Site located in Santa Barbara County, California. EPA alleges that each Site is a facility as defined by Section 101(9) of CERCLA, 42 U.S.C. ss. 9601(9).

      4. In response to the release or threatened release of hazardous substances at or from the Sites, EPA undertook response actions at the Sites pursuant to Section 104 of CERCLA, 42 U.S.C. ss. 9604, and may undertake additional response actions in the future.

      5. In performing response actions at the Sites, EPA has incurred response costs and may incur additional response costs in the future.

      6. EPA alleges that Settling Party is a responsible party pursuant to
Section 107(a) of CERCLA, 42 U.S.C. ss. 9607(a), and is jointly and severally liable for response costs incurred and to be incurred at the Sites.


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      7. EPA has reviewed the Financial Information submitted by Settling Party to determine whether Settling Party is financially able to pay response costs incurred and to be incurred at the Sites. Based upon this Financial Information, EPA has determined that Settling Party has limited financial ability to pay for response costs incurred and to be incurred at the Sites.

      8. EPA and Settling Party recognize that this Agreement has been negotiated in good faith and that this Agreement is entered into without the admission or adjudication of any issue of fact or law. The actions undertaken by Settling Party in accordance with this Agreement do not constitute an admission of any liability. Settling Party does not admit, and retains the right to controvert in any subsequent proceedings other than proceedings to implement or enforce this Agreement, the validity of the facts or allegations contained in this Section.

                                                              III. PARTIES BOUND

      9. This Agreement shall be binding upon EPA and upon Settling Party and its successors and assigns. Any change in ownership or corporate or other legal status of Settling Party, including but not limited to any transfer of assets or real or personal property, shall in no way alter Settling Party's responsibilities under this Agreement. Each signatory to this Agreement certifies that he or she is authorized to enter into the terms and conditions of this Agreement and to bind legally the party represented by him or her.

                                                        IV. STATEMENT OF PURPOSE

      10. By entering into this Agreement, the mutual objective of the Parties is to avoid difficult and prolonged litigation by allowing Settling Party to make a cash payment to address its alleged civil liability for the Sites as provided in the Covenant Not to Sue by EPA in Section VIII, subject to the Reservations of Rights by EPA in Section IX.

                                                                  V. DEFINITIONS

      11. Unless otherwise expressly provided herein, terms used in this Agreement which are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations. Whenever terms listed below are used in this Agreement or in any appendix attached hereto, the following definitions shall apply:

            a. "Agreement" shall mean this Agreement and any attached appendices. In the event of conflict between this Agreement and any appendix, the Agreement shall control.

            b. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601, et seq.
                                                                         -- ----

            c. "Day" shall mean a calendar day. In computing any period of time under this Agreement, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next working day.

            d. "EPA" shall mean the United States Environmental Protection Agency and any successor departments, agencies, or instrumentalities of the United States.


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            e. "Financial Information" shall mean all documents and other information pertaining to the financial ability to pay of the Settling Party which the Settling Party has provided to the United States prior to its signature date on this Agreement.

            f. "Interest" shall mean interest at the rate specified for interest on investments of the Hazardous Substance Superfund established by 26 U.S.C. ss. 9507, compounded on October 1 of each year, in accordance with 42 U.S.C. ss. 9607(a). The applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on October 1 of each year.

            g. "Paragraph" shall mean a portion of this Agreement identified by an Arabic numeral or a lower case letter.

            h. "Parties" shall mean EPA and Settling Party.

            i. "RCRA" shall mean the Solid Waste Disposal Act, as amended, 42 U.S.C. ss.ss. 6901, et seq. (also known as the Resource Conservation and Recovery Act).

            j. "Section" shall mean a portion of this Agreement identified by a Roman numeral.

            k. "Settling Party" shall mean Solitron Devices, Inc.

            l. "Sites" shall mean the Solitron Devices Superfund Site located in Riviera Beach, Florida; the Solitron Microwave Superfund Site, located in Port Salerno, Florida; the Petroleum Products Corporation Superfund Site located in Pembroke Park, Florida; the City Industries, Inc. Superfund Site located in. Orlando, Florida; and the Casmalia Resources Superfund Site located in Santa Barbara County, California. These Sites are generally shown on the maps included in Appendix A.

            m. "United States" shall mean the United States of America, including its departments, agencies, and instrumentalities.

                                                   VI. PAYMENT OF RESPONSE COSTS

      12. Settling Party shall pay to the EPA Hazardous Substance Superfund the principal sum of $74,000, plus an additional sum for Interest as explained below. Payment shall be made in quarterly installments over a two year period. Each installment, except for the first, on which no interest shall be due, shall include the principal amount due plus an additional sum for accrued Interest on the declining principal balance calculated from the effective date of this Agreement as defined by Paragraph 39. The first payment of $9,250 shall be due within 30 days of the effective date of this Agreement as defined by Paragraph
39. Subsequent payments of $9,338.20, plus interest, shall be due at intervals of ninety (90) days after date of the first payment until all payments have been made. Settling Party may accelerate these payments, and Interest due on the accelerated payments shall be reduced accordingly. Payment shall be made by Electronic Funds Transfer ("EFT") in accordance with instructions to be provided to Settling Party by EPA Region 4, and shall be accompanied by a statement identifying the name and address of Settling Party, the Site name Solitron Microwave Superfund Site, the EPA Region and Site/Spill ID # 04T7, and the EPA docket number for this action, and shall be sent to:


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                           U.S. EPA Region 4 Superfund Accounting
                           P.O. Box 100142
                           Atlanta, GA 30384
                           Attention: Collection Officer in Superfund

At the time of each payment, Settling Party shall send notice that such payment has been made to:

Paula V. Batchelor EPA - Region 4 4WD-PSB/11th Floor 61 Forsyth Street, S.W. Atlanta, GA 30303

      13. The United States agrees to the payment by the Settling Party of $74,000 in settlement of all its claims related to the Sites encompassed herein, based in part on the determination by the United States' financial analyst that Settling Party was not capable of any additional payments at this time. However, the Settling Party may become more financially solvent as a result of this Agreement, and it is equitable that a portion of that settlement benefit should inure to the United States and EPA. The amount of $74,000 is to be paid over a two year period after the AOC has been executed (Year #1 and #2). In succeeding years (Years #3 through #7) Solitron agrees to make an Additional Payment as set forth in Paragraph 14.

      14. The Additional Payment shall be determined in each of Years #3 through #7 as follows: The first step is determining the Settling Party's Net After Tax Income. EPA and the Settling Party agree that the term "Net After Tax Income" shall he determined in accordance with generally accepted accounting principles and shall not utilize an accelerated depreciation schedule. Within thirty days
(30) of the anniversary of the AOC's execution in each of Years #3 through #7, the Settling Party shall submit to EPA, at the address indicated in paragraph 12, a written letter from its Chief Executive Officer and certified public accountant certifying the preceding year's Net After Tax income amount, if any. The Settling Party shall also at that time submit to EPA a copy of its 10Q and 10K statements for the prior year, filed with the Securities and Exchange Commission (SEC). In the alternative, the Settling Party can submit a copy of its current audited financial statement if there are no filings with the SEC. EPA reserves the right to request and review additional supporting documentation for the financial data as it deems necessary. The second step is for the Settling Party to determine whether its Net After Tax Income exceeds $500,000, and if so the amount by which the Net After Tax Income exceeds $500,000. If the Net After Tax Income exceeds $500,000 by any amount between $1 and $200,000 then the Settling Party must pay an additional $10,000. If the Net After Tax Income exceeds $500,000 by any amount more than $200,000, then the Settling Party must pay 5% of that amount. In the third and final step, the Settling Party must submit the Additional Payment within sixty (60) days of the anniversary of the AOC's execution in each of Years #3 through #7, unless the Settling Party receives an objection from EPA with regard to the calculation of the Net After Tax Income. If for any Year #3 through #7, EPA makes a determination of Net After Tax Income which differs from the Settling Party's determination of Net After Tax Income, EPA will notify the Settling Party within twenty days (20) of EPA's receipt of the Settling Party's certification of Net After Tax Income, as to what the adjusted amount of Net After Tax Income is and the adjusted amount of Additional Payment if any. The Settling Party will pay the adjusted amount of Additional Payment within Thirty Days (30) of receipt of notice from EPA.


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      15. The total amount(s) to be paid by Settling Party pursuant to
Paragraphs 12 through 14 shall be deposited in the Solitron Microwave Superfund Site Special Account within the EPA Hazardous Substance Superfund to be retained and used to conduct or finance response actions at or in connection with the Site, or to be transferred by EPA to the EPA Hazardous Substance Superfund.

                                           VII. FAILURE TO COMPLY WITH AGREEMENT

      16. If Settling Party fails to make any payment required by Paragraph 12 by the required due date, all remaining installment payments and all accrued Interest shall become due immediately upon such failure. Interest shall continue to accrue on any unpaid amounts until the total amount due has been received. If Settling Party fails to make any payment under Paragraph 13 by the required due date, Interest shall accrue on the unpaid balance through the date of payment.

      17. Stipulated Penalty.

            a. If any amounts due under Paragraph 12 and Paragraph 13 are not paid by the required date, Settling Party shall be in violation of this Agreement and shall pay to EPA, as a stipulated penalty, in addition to the Interest required by Paragraph 16, $500 per violation per day that such payment is late.

            b. Stipulated penalties are due and payable within 30 days of the date of demand for payment of the penalties. All payments under this Paragraph shall be identified as "stipulated penalties" and shall made by certified or cashier's check made payable to "EPA Hazardous Substance Superfund." The check, or a letter accompanying the check, shall reference the name and address of Settling Party, the Site name Solitron Microwave Superfund Site, the EPA Region and Site/Spill ID # 04T7, and the EPA docket number for this action, and shall be sent to:

                  U.S. EPA Region 4 Superfund Accounting
                  P.O. Box 100142
                  Atlanta, GA 30384
                  Attention: Collection Officer in Superfund

            c. At the time of each payment, Settling Party shall send notice that such payment has been made to EPA in accordance with Section XV (Notices and Submissions). Such notice shall identify the Region and Site-Spill ID # 04T7 and the EPA Docket Number for this action.

            d. Penalties shall accrue as provided above regardless of whether EPA has notified Settling Party of the violation or made a demand for payment, but need only be paid upon demand. All penalties shall begin to accrue on the day after payment is due and shall continue to accrue through the date of payment. Nothing herein shall prevent the simultaneous accrual of separate penalties for separate violations of this Agreement.


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      18. In addition to the Interest and Stipulated Penalty payments required by this Section and any other remedies or sanctions available to the United States by virtue of Settling Party's failure to comply with the requirements of this Agreement, if Settling Party fails or refuses to comply with any term or condition of this Agreement, it shall be subject to enforcement action pursuant to Section 122(h)(3) of CERCLA, 42 U.S.C. ss. 9622(h)(3). If the United States brings an action to enforce this Agreement, Settling Party shall reimburse the United States for all costs of such action, including but not limited to costs of attorney time.

      19. Notwithstanding any other provision of this Section, EPA may, in its unreviewable discretion, waive payment of any portion of the stipulated penalties that have accrued pursuant to this Agreement. Settling Party's payment of stipulated penalties shall not excuse Settling Party from payment as required by Paragraph 12 and Paragraph 13 or from performance of any other requirements of this Agreement.

                                                VIII. COVENANT NOT TO SUE BY EPA

      20. Except as specifically provided in Section IX (Reservations of Rights by EPA), EPA covenants not to sue or to take administrative action against Settling Party pursuant to Sections 106 and 107(a) of CERCLA, 42 U.S.C. ss.ss. 9606 and 9607(a), with regard to the Sites. With respect to present and future liability, this covenant shall take effect upon receipt by EPA. of the first payment required by Section VI, Paragraph 12 (Payment of Response Costs). This covenant not to sue is conditioned upon the satisfactory performance by Settling Party of its obligations under this Agreement, including but not limited to, payment of all amounts due under Section VI (Payment of Response Costs) and any amount due under Section VII (Failure to Comply with Agreement). This covenant not to sue is also conditioned upon the veracity and completeness of the Financial Information provided to EPA by Settling Party. If the Financial Information is subsequently determined by EPA to be false or, in any material respect, inaccurate, Settling Party shall forfeit all payments made pursuant to this Agreement and the covenant not to sue shall be null and void. Such forfeiture shall not constitute liquidated damages and shall not in any way foreclose EPA's right to pursue any other causes of action arising from Settling Party's false or materially inaccurate information. This covenant not to sue extends only to Settling Party and does not extend to any other person.

                                               IX. RESERVATIONS OF RIGHTS BY EPA

      21. EPA reserves, and this Agreement is without prejudice to, all rights against Settling Party with respect to all matters not expressly included within the Covenant Not to Sue by EPA in Paragraph 20. Notwithstanding any other provision of this Agreement, EPA reserves all rights against Settling Party with respect to:

            a. liability for failure of Settling Party to meet a requirement of this Agreement;

            b. criminal liability;


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            c. liability for damages for injury to, destruction of, or loss of natural resources, and for the costs of any natural resource damage assessments;

            d. liability, based upon Settling Party's ownership or operation of the Sites, or upon Settling Party's transportation, treatment, storage, or disposal, or the arrangement for the transportation, treatment, storage, or disposal, of a hazardous substance or a solid waste at or in connection with the Sites, after signature of this Agreement by Settling Party; and

            e. liability arising from the past, present, or future disposal, release or threat of release of a hazardous substance, pollutant, or contaminant outside of the Sites.

      22. Notwithstanding any other provision of this Agreement, EPA reserves, and this Agreement is without prejudice to, the right to reinstitute or reopen this action, or to commence a new action seeking relief other than as provided in this Agreement, if the Financial Information provided by Settling Party, or the financial certification made by Settling Party in Paragraph 35(b), is false or, in an material respect, inaccurate.

      23. Nothing in this Agreement is intended to be nor shall it be construed as a release, covenant not to sue, or compromise of any claim or cause of action, administrative or judicial, civil or criminal, past or future, in law or in equity, which EPA may have against any person, firm, corporation or other entity not a signatory to this Agreement.

                                        X. COVENANT NOT TO SUE BY SETTLING PARTY

      24. Settling Party agrees not to assert any claims or causes of action against the United States, or its contractors or employees, with respect to the Sites or this Agreement, including but not limited to:

            a. any direct or indirect claim for reimbursement from the EPA Hazardous Substance Superfund established by 26 U.S.C. ss. 9507, based on. Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. ss.ss.
9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

            b. any claim arising out of response actions at or in connection with the Sites, including any claim under the United States Constitution, the Florida or California State Constitutions, the Tucker Act, 28 U.S.C. ss. 1491, the Equal Access to Justice Act, 28 U.S.C. ss. 2412, as amended, or at common law; or

            c. any claim against the United States pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C. ss.ss. 9607 and 9613, relating to the Sites.

Except as provided in Paragraph 26 (Waiver of Claims) and Paragraph 29 (Waiver of Claim-Splitting Defenses), these covenants not to sue shall not apply in the event the United States brings a cause of action or issues an order pursuant to the reservations set forth in Paragraph 21(c) - (e), but only to the extent that Settling Party's claims arise from the same response action or response costs that the United States is seeking pursuant to the applicable reservation.


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      25. Nothing in this Agreement shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. ss. 9611, or 40 C.F.R. 300.700(d).

      26. Settling Party agrees not to assert any claims or causes of action that it may have for all matters relating to the Sites, including for contribution, against any other person. This waiver shall not apply with respect to any defense, claim, or cause of action that Settling Party may have against any person if such person asserts a claim or cause of action relating to the Sites against Settling Party.

                                XI. EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION

      27. Except as provided in Paragraph 26, nothing in this Agreement shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this Agreement. EPA reserves any and all rights (including, but not limited to, any right to contribution), defenses, claims, demands, and causes of action that it may have with respect to any matter, transaction, or occurrence relating in any way to the Sites against any person not a Party hereto.

      28. The Parties agree that Settling Party is entitled, as of the effective date of this Agreement, to protection from contribution actions or claims as provided by Sections 113(0(2) and 122(h)(4) of CERCLA, 42 U.S.C. ss.ss. 9613(f)(2) and 9622(h)(4), for "matters addressed" in this Agreement. The "matters addressed" in this Agreement are all response actions taken or to be taken and all response costs incurred or to be incurred, at or in connection with the Sites, by the United States or any other person. The "matters addressed" in this Agreement do not include those response costs or response actions as to which EPA has reserved its rights under this Agreement (except for claims for failure to comply with this Agreement), in the event that EPA asserts rights against Settling Party coming within the scope of such reservations.

      29. In any subsequent administrative or judicial proceeding initiated by the United States for injunctive relief, recovery of response costs, or other relief relating to the Sites, Settling Party shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised by the United States in the subsequent proceeding were or should have been addressed in this Agreement; provided, however, that nothing in this Paragraph affects the enforceability of the Covenant Not to Sue by EPA set forth in Paragraph 20.

                                                      XII. ACCESS TO INFORMATION

      30. Settling Party shall provide to EPA, upon request, copies of all records, reports, or information (hereinafter referred to as "records") within its possession or control or that of its contractors or agents relating to activities at the Sites or to the implementation of this Agreement, including, but not limited to, sampling, analysis, chain of custody records, manifests, trucking logs, receipts, reports, sample traffic routing, correspondence, or other documents or information related to the Sites.


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      31. Confidential Business Information and Privileged Documents.

            a. Settling Party may assert business confidentiality claims covering part or all records submitted to EPA under this Agreement to the extent permitted by and in accordance with Section 104(e)(7) of CERCLA, 42 U.S.C. ss. 9604(e)(7), and 40 C.F.R. 2.203(b). Records determined to be confidential by EPA will be accorded the protection specified in 40 C.F.R. Part 2, Subpart B. EPA agrees that copies of any of Settling Party's corporate income tax returns provided to EPA shall be maintained by EPA as confidential documents subject to a business confidentiality claim under this Agreement. If no claim of confidentiality accompanies other records when they are submitted to EPA, or if EPA has notified Settling Party that the records are not confidential under the standards of Section 104(e)(7) of CERCLA or 40 C.F.R. Part 2 Subpart B, the public may be given access to such records without further notice to Settling Party.

            b. Settling Party may assert that certain records are privileged under the attorney-client privilege or any other privilege recognized by federal law. If Settling Party asserts such a privilege in lieu of providing records, it shall provide EPA with the following: 1) the title of the record; 2) the date of the record; 3) the name, title, affiliation (e.g., company or firm), and address of the author of the record; 4) the name and title of each addressee and recipient; 5) a description of the subject of the record; and 6) the privilege asserted. If a claim of privilege applies only to a portion of a record, the record shall be provided to EPA in redacted form to mask the privileged portion only. Settling Party shall retain all records that it claims to be privileged until EPA has had a reasonable opportunity to dispute the privilege claim and any such dispute has been resolved in Settling Party's favor. However, no records created or generated pursuant to the requirements of this or any other settlement with the EPA pertaining to the Sites shall be withheld on the grounds that they are privileged.

      32. No claim of confidentiality shall be made with respect to any data, including but not limited to, all sampling, analytical, monitoring, hydrogeologic, scientific, chemical, or engineering data, or any other documents or information evidencing conditions at or around the Sites.

                                                      XIII. RETENTION OF RECORDS

      33. Until 5 years after the effective date of this Agreement, Settling Party shall preserve and retain all records now in its possession or control, or which come into its possession or control, that relate in any manner to response actions taken at the Sites or to the liability of any person for response actions or response costs at or in connection with the Sites, regardless of any corporate retention policy to the contrary.

      34. After the conclusion of the document retention period in the preceding paragraph, Settling Party shall notify EPA at least 90 days prior to the destruction of any such records, and, upon request by EPA, Settling Party shall deliver any such records to EPA. Settling Party may assert that certain records are privileged under the attorney-client privilege or any other privilege recognized by federal law. If Settling Party asserts such a privilege, it shall provide EPA with the following: 1) the title of the record; 2) the date of the record; 3) the name, title, affiliation (e.g., company or firm), and address of the author of the record; 4) the name and title of each addressee and recipient;
5) a description of the subject of the record; and 6) the privilege asserted. If a claim of privilege applies only to a portion of a record, the record will be provided to EPA in redacted form to mask the privileged portion only. Settling Party shall retain all records that it claims to be privileged until EPA has bad a reasonable opportunity to dispute the privilege claim and any such dispute has been resolved in Settling Party's favor. However, no records created or generated pursuant to the requirements of this or any other settlement with the EPA pertaining to the Sites shall be withheld on the grounds that they are privileged.


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                                                              XIV. CERTIFICATION

      35. Settling Party hereby certifies that, to the best of its knowledge and belief, after thorough inquiry, it has:

            a. not altered, mutilated, discarded, destroyed or otherwise disposed of any records, reports, or information relating to its potential liability regarding the Sites since notification of potential liability by the United States or the states or the filing of a suit against it regarding the Sites and that it has fully complied with any and all EPA requests for documents or information regarding the Sites and Settling Party's financial circumstances pursuant to Sections 104(e) and 122(e) of CERCLA, 42 U.S.C. ss.ss. 9604(e) and 9622(e), or Section 3007 of RCRA, 42 U.S.C. ss. 6927;

            b. submitted to EPA Financial Information that fairly, accurately, and materially sets forth its financial circumstances, and that those circumstances have not materially changed between the time the Financial Information was submitted to EPA and the time Settling Party executes this Agreement; and

            c. fully disclosed the existence of any insurance policies that may cover claims relating to cleanup of the Sites.

                                                     XV. NOTICES AND SUBMISSIONS

      36. Whenever, under the terms of this Agreement, notice is required to be given or a document is required to be sent by one Party to another, it shall be directed to the individuals at the addresses specified below, unless those individuals or their successors give notice of a change to the other Party in writing. Written notice as specified herein shall constitute complete satisfaction of any written notice requirement of this Agreement with respect to EPA and. Settling Party.

         As to EPA:

                           Kathleen West
                           Associate Regional Counsel U.S. EPA, Region 4 Atlanta Federal Center
                           61 Forsyth St., S.W.
                           Atlanta, GA 30303


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         As to Settling. Party:

                           Shevach Saraf, President Solitron Devices, Inc. 3301 Electronics Way
                           West Palm Beach, FL 33407

         with a copy to:

                           William. L. Pence Akerman Senterfitt
                           P.O. Box 231
                           Orlando, Florida 32802-0231

                                                     XVI. INTEGRATION/APPENDICES

      37. This Agreement and its Appendix A constitute the final, complete and exclusive agreement and understanding between the Parties with respect to the settlement embodied in this Agreement. The Parties acknowledge that there are no representations, agreements, or understandings relating to the settlement other than those expressly contained in this Agreement. Appendix A, which contains maps generally showing the location of the Sites, is attached to and incorporated into this Agreement.

                                                            XVII. PUBLIC COMMENT

      38. This Agreement shall be subject to a public comment period of not less than 30 days pursuant to Section 122(i) of CERCLA, 42 U.S.C. ss. 9622(i). In accordance with Section 122(i)(3) of CERCLA, the United States may modify or withdraw its consent to this Agreement if comments received disclose facts or considerations which indicate that this Agreement is inappropriate, improper, or inadequate.

                                                           XVIII. EFFECTIVE DATE

      39. The effective date of this Agreement shall be the date upon which EPA issues written notice that the public comment period pursuant to Paragraph 38 has closed and that comments received, if any, do not require modification of or withdrawal by the United States from this Agreement.

IT IS SO AGREED:

U.S. Environmental Protection Agency


By:/s/ Rosalind Brown
Rosalind Brown, Chief
CERCLA Superfund Enforcement
and Information Management Branch
Waste Management Division

Solitron Devices, Inc. Global Settlement- 122(h) Cost Recovery Agreement

U.S. Department of Justice



                     /s/ Kelly A. Johnson
                     ----------------------------------------------------------
                     KELLY A. JOHNSON
                     Acting Assistant Attorney General
                     Environment and Natural Resources Division
                     United States Department of Justice
                     Washington, D.C. 20530


                     /s/ Cheryl L. Smout
                     ----------------------------------------------------------
                     CHERYL L. SMOUT
                     Attorney
                     Environmental Enforcement Section
                     Environment and Natural Resources Division U.S. Department of Justice
                     P.O. Box 7611 Washington,
                     D.C. 20044-7611

Solitron Devices, Inc. Global Settlement- 122(h) Cost Recovery Agreement

THE UNDERSIGNED SETTLING PARTY enters into this Agreement in the matter of 04T7. relating to the Solitron Devices. Inc. Global Settlement:


SETTLING PARTY:

                                      Solitron Devices. Inc.

                                      3301 Electronics Way
                                      -------------------------

                                      West Palm Beach, FL 33407
                                      -------------------------
                                      [Address]



By:/s/ Shevach Saraf                           07/28/2005
   -----------------------------------         --------------------------------
         [Signature]                           [Date]


Chairman, President & CEO
-------------------------
[Title]



Shevach Saraf
-------------------------
[Printed Name]

                          Figure 1-1 Site Location Map

                               [Graphics Omitted]

                                   Appendix C

                                [Graphic Omitted]


                                       15